Exhibit 99.1
Contact:
Kenneth Smith
Chief Financial Officer
716.826.6500 ext. 3217
kwsmith@gibraltar1.com.
Gibraltar Completes Acquisition of The D.S. Brown Company
Acquisition of Leader in Engineered Products for Infrastructure Projects Enhances Gibraltar’s
Building and Industrial Market Penetration
Buffalo, New York, April 4, 2011 — Gibraltar Industries, Inc. (Nasdaq: ROCK), a leading manufacturer and distributor of products for building and industrial markets, has completed its previously announced acquisition of The D.S. Brown Company, an Ohio-based manufacturer of expansion joints, structural bearings and pavement sealants for bridges, highways and other infrastructure projects, from Altus Capital Partners, Inc.
As previously reported, Gibraltar expects the acquisition to be immediately accretive to non-GAAP earnings, excluding acquisition and other one-time costs, and to be accretive on a GAAP basis in the first 12 months of combined operations. In business for 100 years, D.S. Brown has a five-year compound annual growth rate of 10% and reported sales of approximately $65 million for calendar year 2010.
“This transaction is an important incremental step forward in our strategy to focus on building and industrial end markets and to acquire businesses with a record of strong growth, that provide value-added products, and are clear leaders in their markets,” said Gibraltar Chairman and Chief Executive Officer Brian Lipke. “D. S. Brown positions Gibraltar at a higher level in the product value chain, and enables us to broaden our participation in building market categories with solid growth characteristics. We welcome the D.S. Brown employee team into the Gibraltar family and look forward to realizing our potential to create increased shareholder value as a combined organization.”
“D.S. Brown is highly regarded as a provider of engineered, function-critical products for the bridge and highway industry,” said Gibraltar President and Chief Operating Officer Henning Kornbrekke. “We expect these products to play an increasingly important role in the rebuilding of America’s transportation infrastructure — and in Gibraltar’s sales, margins and cash flow — in the years ahead.”
3556 Lake Shore Road, PO Box 2028, Buffalo, New York 14219-0228, Ph 716.826.6500, Fx 716.826.1589, gibraltar1.com

About Gibraltar
Gibraltar Industries is North America’s leading ventilation products, mail storage (single and cluster), rain dispersion, bar grating, expanded metal, and metal lath manufacturer. The company serves customers in a variety of industries in all 50 states and throughout the world from 37 facilities in 20 states, Canada, England, and Germany. Comprehensive information about Gibraltar can be found on its website, at http://www.gibraltar1.com.
Safe Harbor Statement
Information contained in this news release, other than historical information, contains forward-looking statements and may be subject to a number of risk factors, uncertainties, and assumptions. Risk factors that could affect these statements include, but are not limited to, the following: the availability of raw materials and the effects of changing raw material prices on the company’s results of operations; energy prices and usage; changing demand for the company’s products and services; changes in the liquidity of the capital and credit markets; risks associated with the integration of acquisitions; and changes in interest and tax rates. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as general economic and political conditions. Please see the “Risk Factors” section of the company’s Form 10K for the year ended December 31, 2010 and other SEC filings. The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law or regulation.

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